EXECUTION COPY	Exhibit 10.1

GLOBAL SETTLEMENT AGREEMENT

THIS GLOBAL SETTLEMENT AGREEMENT (this “Agreement”), dated as of March 3, 2017, is by and among NAVIDEA BIOPHARMACEUTICALS, INC., a Delaware corporation (“Navidea”) and MACROPHAGE THERAPEUTICS, INC., a Delaware corporation (“Macrophage” and, together with Navidea, collectively the “Company”), CAPITAL ROYALTY PARTNERS II L.P., a Delaware limited partnership, CAPITAL ROYALTY PARTNERS II (CAYMAN), L.P., a Cayman Islands limited partnership, CAPITAL ROYALTY PARTNERS II – PARALLEL FUND “A” L.P., a Delaware limited partnership, PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II L.P., a Delaware limited partnership and CAPITAL ROYALTY PARTNERS II – PARALLEL FUND “B” (CAYMAN) L.P., a Cayman Islands limited partnership (each a “Lender” and, collectively, the “Lenders”), CRG SERVICING LLC, a Delaware limited liability company, as successor administrative agent (the “Agent”) and CARDINAL HEALTH 414, LLC, a Delaware limited liability corporation (“Cardinal Health”). The Company, the Lenders, the Agent and Cardinal Health are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Company, the Agent and the Lenders are party to a certain Term Loan Agreement, dated as of May 8, 2015 (the “Term Loan Agreement”), a certain Security Agreement, dated as of May 8, 2015 (the “Security Agreement”), and a certain Fee Letter, dated as of May 8, 2015 (the “Fee Letter” and, together with the Term Loan Agreement, the Security Agreement and all “Loan Documents”) pursuant to which the Lenders made a secured loan to the Company in the original principal amount of $50,000,000 (the “Loan”);

WHEREAS, by letters dated April 7, 2016 and April 22, 2016, the Agent, on behalf of the Lenders, notified the Company of the occurrence and continuation of several defaults under the Loan Documents;

WHEREAS, on April 7, 2016, the Agent and the Lenders filed suit against the Company (the “Texas Action”) in the 165th Judicial District Court of Harris County, Texas, which was later transferred to the 151st Judicial District Court of Harris County, Texas (the “Texas Court”), alleging breach of contract and seeking a declaratory judgment that certain Events of Default had occurred under the Loan Documents;

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EXECUTION COPY	Exhibit 10.1

WHEREAS, by letters dated April 28, 2016 and May 31, 2016, the Agent, on behalf of the Lenders, notified the Company that, following the occurrence of alleged Events of Default, the Lenders were accelerating the Loans and exercising their remedies under the Loan Documents, including, without limitation, notifying the Company’s account debtors who owed money to the Company, such as Cardinal Health, to remit all payments due to the Company directly to the Lenders;

WHEREAS, subsequent to the Lenders’ demand to remit all payments due to the Company directly to the Lenders, U.S. Bank National Association (“U.S. Bank”) informed the Agent that it was closing and liquidating the Company’s account. In response, by letter dated as of June 16, 2016, the Agent’s predecessor instructed U.S. Bank (i) to transfer all funds then in the Company’s bank accounts at U.S. Bank ($4,112,434.17 (the “U.S. Bank Funds”)) to the Agent’s predecessor and (ii) applied all such funds transferred against the Obligations for the benefit of the Lenders;

WHEREAS, on June 17, 2016, Cardinal Health filed an interpleader action (the “Ohio Action”) in the Court of Common Pleas in Franklin County, Ohio (the “Ohio Court”) seeking an Order regarding the distribution of the funds it owed to the Company;

WHEREAS, on August 30, 2016, the Texas Court entered an order (the “Texas Injunction”) holding, among other things, that the Company was prohibited from using any accounts that were not disclosed to the Lenders and on which account control agreements had not been provided to the Lenders;

WHEREAS, on September 19, 2016, the Company appealed the Texas Injunction (the “Texas Appeal)” by filing a Notice of Appeal with the Court of Appeals for the 14th Court of Appeals District, Houston, Texas (the “Texas Appeals Court”), and oral argument respecting the Texas Appeal is scheduled to be heard on March 8, 2017;

WHEREAS, by order dated September 28, 2016 (the “Texas Bond Order”), the Texas Court ordered that the supersedeas bond in the Texas Action would take the form of $2,5000,000 cash deposited in an account maintained by the Company for which an account control agreement (in form and substance acceptable to the Lenders) was entered into and provided to the Lenders. The account used by Navidea for this purpose was the Merrill Lynch bank account number. 656-07D12 (the “ML Account”), with respect to which the Lenders have an executed control agreement, and in which approximately $3,000,000 was deposited with respect to the Texas Action;

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EXECUTION COPY	Exhibit 10.1

WHEREAS, by order dated October 21, 2016 (the “Ohio Court Order”), the Ohio Court ordered, among other things, that Navidea deposit an additional $2 million in the ML Account to serve as a bond in the Ohio Action, and there is currently approximately $5,000,000 in the aggregate in ML Account;

WHEREAS, on January 24, 2017, the Ohio Court entered an Order and Entry Denying Defendant CRG’s Motion to Stay and Motion to Dismiss;

WHEREAS; by interlocutory order dated February 8, 2017 (the “Texas Partial Summary Judgment”), the Texas Court granted partial summary judgment in favor of the Lenders, holding that, among other things, the Company had committed, as of May 8, 2015, one or more Events of Default under the Loan Documents and ordering that the Lenders are entitled to exercise their remedies under the Loan Documents in connection with such Events of Default;

WHEREAS, the Company has filed a motion for reconsideration of the Texas Partial Summary Judgment;

WHEREAS, on February 21, 2017, the Agent, on behalf of the Lenders, delivered to the Company a Notice of Disposition of Collateral (the “Foreclosure Notice”) commencing the non-judicial foreclosure of Lenders’ perfected security interests in, and liens on, the Company’s U.S. Lymphoseek-related assets and scheduling a sale to be held on March 13 2017;

WHEREAS, on November 23, 2016, the Company and Cardinal Health entered into an Asset Purchase Agreement (the “APA”), pursuant to which, among other things, Cardinal Health intends to acquire substantially all of the Company’s Lymphoseek-related assets free and clear of Liens (as defined in the APA); and

WHEREAS, the Company, the Agent, the Lenders and Cardinal Health desire to settle all current and future claims and disputes between and among the Parties, whether set forth in the Ohio Action or the Texas Action or otherwise, arising from or related to the Loan Documents or any act or omission taken or not taken in connection therewith prior to the Closing Date (as hereinafter defined) except for the Texas Claims (as hereinafter defined) on the terms and conditions set forth herein.

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EXECUTION COPY	Exhibit 10.1

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, and subject to the terms, contained herein, and intending to be legally bound thereby, the Parties agree as follows:

Section 1.           Settlement Transactions. For purposes of this Agreement, the “Closing Date” shall be the date on which all of the following actions are or have been taken:

Section 1.1.           Closing of the APA. The parties to the APA will, not later than March 10, 2017 (unless extended upon the prior written consent of all the Parties hereto) conduct the Closing under and as defined in the APA, including through the exchange of documents as described in Sections 2.8 and 2.9 thereof. If the APA does not close on or before March 10, 2017 (or such later date as all of the Parties agree in writing), if the APA terminates or if the transactions contemplated by the APA are enjoined from proceeding by any court, and such injunction continues beyond March 10, 2017, then this Agreement shall terminate and the provisions hereof shall become null and void and of no force and effect.

Section 1.2.           Payment to the Agent and Other Creditors. The Company shall pay or cause to be paid to the Agent, on behalf of, and for immediate distribution by the Agent to the Lenders, cash in the aggregate amount equal to $59,000,000 (the “Deposit Amount”) by wire transfer of immediately available funds. Agent and Lenders agree that, at Closing (as defined in the APA), the Company may pay or cause to be paid those creditors whose debt may be subordinated to that of the Lenders.

Section 1.3.           Instruction to Merrill Lynch. The Company and the Lenders shall deliver a joint written instruction advising Merrill Lynch that the account control agreement regarding the ML Account is terminated and the Company shall have sole control over the ML Account.

Section 1.4.           Release of Liens. Upon the Agent’s receipt of the Deposit Amount in accordance with Section 1.2 hereof, the Agent, on behalf of the Lenders, shall be deemed to have fully and irrevocably released all of the Lenders’ Liens (as defined in the APA) on the Company’s assets an agrees to (a) deliver to the Company UCC-3 termination statements to be filed by the Company in the Office of the Secretary of State for the State of Delaware and terminations of assignments statements to be filed by the Company in the United States Patent and Trademark Office (all in form and substance reasonably acceptable to the Company and Cardinal Health);(b) return to the Company all stock certificates, instruments or other property or assets of the Company in the possession of the Agent or any Lender that was delivered to secure any obligations under the Loan Documents; (c) take such other actions and execute or acknowledge such other documents as may be reasonably requested by the Company or Cardinal Health to evidence the full and irrevocable release of Liens on the Company’s assets; and (d) send a notice to the Company withdrawing the Foreclosure Notice.

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EXECUTION COPY	Exhibit 10.1

Section 1.5.           Dismissal of Actions.

a.           Cardinal Health, the Company and the Lenders shall file with the Ohio Court a notice of voluntary dismissal of the Ohio Action, with prejudice, substantially in the form of Exhibit 1.5(a) attached hereto.

b.           The Company and the Lenders shall file with the Texas Appeals Court a notice of voluntary dismissal of the Texas Appeal, without prejudice, substantially in the form of Exhibit 1.5(b) attached hereto.

Section 1.6.           Delivery of Letters of Credit. The Agent, on behalf of the Lenders, and Cardinal Health, on behalf of the Company, shall exchange the Lender Letters of Credit and the Cardinal Health Letter of Credit (as those terms are defined herein) in accordance with Sections 2.2 and 2.3 hereof.

Section 2.           Texas Court Determination of Remaining Obligations.

Section 2.1           The Texas Claims. The Company and the Lenders shall continue to litigate, in the Texas Court as part of the Texas Action, the Lenders’ claims against the Company arising under the Loan Documents and the Company’s defenses and affirmative defenses thereto, (the “Texas Claims”), provided, however, that (a) the Company shall withdraw its counterclaims against the Agent and the Lenders in the Texas Action by filing, on the Closing Date, a Notice of Nonsuit With Prejudice, substantially in the form of Exhibit 2.1(a) hereto, with the Texas Court in the Texas Action and (b) the Company hereby agrees not to assert in the future such (or similar) counterclaims against the Agent and/or the Lenders and/or their affiliates in the Texas Action. For avoidance of doubt, the Texas Claims shall include all defenses and affirmative defenses, whether contractual or extra-contractual, (including, without limitation, rights of setoff and offset) to the causes of action pled by the Lenders in the Texas Action (collectively, “Defenses”), provided that the Defenses are permitted by New York law, in a manner consistent with the mediation transcript, dated February 22, 2017, Case No.16CV-5801, a copy of which is attached hereto as Exhibit 2.1(b). The Texas Court shall adjudicate the Texas Claims to determine the final amount of the Obligations owed by the Company to the Lenders under the Loan Documents (the “Final Obligation Amount”), provided, that the Final Obligation Amount shall in no event be less than $47,000,000 (the “Obligation Minimum”) or more than $66,000,000 (the “Obligation Maximum”), with each such amount net of any amounts received by the Lenders on or prior to receipt of the Deposit Amount, and (1) provided however, that the Company retains, among other rights, the right to assert that all offsets, payments and credits have not been allowed, including without limitation, the credit due for the U.S. Bank funds previously taken by Lenders and (2) provided further, that the Texas Court’s decision shall be final and non-appealable and not subject to reconsideration, and shall be binding on all of the Parties to this Agreement. In furtherance thereof, the Lenders and the Company shall notify the Texas Court of this Agreement.

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EXECUTION COPY	Exhibit 10.1

Section 2.2.           The Lender Letters of Credit. On the latter of (a) the Closing Date and (b) March 6, 2017, the Lenders shall each, severally and not jointly, on a pro rata basis in accordance with the percentage of the aggregate Loan that each Lender holds (as set forth on Schedule 2.2 hereto) deliver to the Company a Letter of Credit (each a “Lender Letter of Credit”) issued by a financial institution substantially in the form attached hereto as Exhibit 2.2, each in an amount equal to such Lender’s pro rata share of $12,035,000. If the Texas Court determines that the Final Obligation Amount is less than the Deposit Amount, then, if the Lenders fail to pay the full amount of the required payment to the Company within five (5) days of the Texas Court’s determination, the Company shall be entitled to draw on each Lender Letter of Credit in an amount equal to such Lender’s pro rata share of the difference between the Deposit Amount and the Final Obligation Amount plus each Lender’s pro rata share of the actual out-of-pocket costs incurred by Cardinal Health in procuring the Cardinal Health Letter of Credit, but less any partial payment made by the Lenders toward the required payment. Upon delivery of such payment to the Company, all of the Lender Letters of Credit shall terminate. If the Texas Court has not finally adjudicated the Final Obligation Amount by the one-year anniversary of the Closing Date, the Lenders shall each extend the Lender Letters of Credit, or procure letters of credit in substantially the same form, until the Texas Court rules on the Final Adjudication. Any costs incurred in extending the Lender Letters of Credit, or in procuring letters of credit in substantially the same form, shall be borne by the Lenders.

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EXECUTION COPY	Exhibit 10.1

Section 2.3.           The Cardinal Health Letter of Credit On the Closing Date, Cardinal Health shall deliver to the Agent, on behalf of the Lenders, a Letter of Credit (the “Cardinal Health Letter of Credit”) issued by a financial institution substantially in the form attached hereto as Exhibit 2.3, in an amount equal to $7,153,000. If the Texas Court determines that the Final Obligation Amount is more than the Deposit Amount, then, if the Company fails to pay the full amount of the required payment to Lenders within five (5) days of the Texas Court’s determination, the Agent shall be entitled to draw on the Cardinal Health Letter of Credit in an amount equal to the difference between the Deposit Amount and the Final Obligation Amount plus the actual out-of-pocket costs incurred by each Lender in procuring the Lender Letters of Credit, but less any partial payment made by the Company toward the required payment. Upon delivery of such payment to the Agent, the Cardinal Health Letter of Credit shall terminate. If the Texas Court has not finally adjudicated the Final Obligation Amount by the one-year anniversary of the Closing Date, Cardinal Health shall extend the Cardinal Health Letter of Credit or procure a new letter of credit in substantially the same form, until the Texas Court rules on the Final Adjudication. Any costs incurred in extending the Cardinal Health Letter of Credit, or in procuring a letter of credit in substantially the same form, shall be borne by Cardinal Health.

Section 3.           Insolvency Proceedings.

Section 3.1           Company Insolvency Proceeding. In the event that Navidea and/or Macrophage becomes subject to a voluntary or involuntary bankruptcy or insolvency proceeding prior to the Texas Court’s determination of the Final Obligation Amount, the Lenders may file a motion for relief from stay in the bankruptcy or insolvency proceeding and neither Navidea, Macrophage or Cardinal Health shall at any time contest any such motion nor take any action (directly or indirectly) to seek to adjudicate the Texas Claims in any court other than the Texas Court.

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EXECUTION COPY	Exhibit 10.1

Section 3.2           Lender Insolvency Proceeding. In the event that any of the Lenders becomes subject to a voluntary or involuntary bankruptcy or insolvency proceeding prior to the Texas Court’s determination of the Final Obligation Amount, the Company may file a motion for relief from stay in the bankruptcy or insolvency proceeding and neither none of the Lenders shall at any time contest any such motion nor take any action (directly or indirectly) to seek to adjudicate the Texas Claims in any court other than the Texas Court.

Section 4.           Mutual Releases.

Section 4.1           Effective as of the Closing Date, Navidea, Macrophage and Cardinal Health, on behalf of themselves and any entity or person that could claim derivatively, each hereby irrevocably and forever release and discharge, and covenant not to sue, the Agent, each of the Lenders, all of their respective directors, officers, members, agents or representatives, and any of them, from or for any and all claims, liability, damages, counterclaims, claims for equitable relief, actions, causes of action, and/or demands (including, without limitation, attorneys’ fees or costs) of every nature and description whatsoever, whether matured, unmatured or contingent, liquidated or unliquidated, whether known, unknown or hereafter discovered, arising in whole or in part prior to the Closing Date in connection with, arising out of or related to the Loan Documents or any action taken or failed to be taken in connection therewith, except for the Texas Claims solely as set forth in this Agreement.

Section 4.2.           Effective as of the Closing Date, the Agent and each Lender, on behalf of themselves and any entity or person that could claim derivatively, hereby irrevocably and forever release and discharge, and covenant not to sue, the Company and Cardinal Health, all of their respective directors, officers, members, agents or representatives, and any of them, from or for any and all claims, liability, damages, counterclaims, claims for equitable relief, actions, causes of action, and/or demands (including, without limitation, attorneys’ fees or costs) of every nature and description whatsoever, whether matured, unmatured, contingent, liquidated or unliquidated, whether known, unknown or hereafter discovered, arising in whole or in part prior to the Closing Date in connection with, arising out of or related to the Loan Documents or any action taken or failed to be taken in connection therewith, except that the Agent and each Lender shall be entitled to pursue against the Company only the Texas Claims solely as set forth in this Agreement.

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EXECUTION COPY	Exhibit 10.1

Section 4.3.           Nothing in the foregoing releases shall preclude a Party or Parties from seeking to enforce the terms of this Agreement.

Section 5.           Representations and Warranties.

Section 5.1.           Each of the Parties hereto represent and warrant to all of the other Parties hereto that, as of the Effective Date and as of the Closing Date: (a) it is duly organized and validly existing under the laws of the state of its organization and has the requisite power, capacity and authority to execute and deliver this Agreement (including the Exhibits attached hereto), to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with it terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and general principles of equity; (c) neither the execution and delivery of this Agreement, nor the performance of this Agreement, by it will conflict with or result in a violation of, or default under, any of its organization documents or any agreement to which it is a party, or any law, statute or court order by which it is bound; (d) no notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other entity is necessary for the execution, delivery or performance by it of this Agreement or consummation of the transactions contemplated hereby; and (e) except for the claims made challenging the APA set forth on Schedule 5.1 hereof, there is no action, claim, dispute, arbitration or proceeding (whether civil, criminal, administrative or investigative) commenced by or before or otherwise involving any court, governmental or arbitration tribunal pending or, to its knowledge, threatened against it, and there is no judgment, decree or order against it, in each case that would reasonably be likely to adversely affect its ability to perform its obligations hereunder.

Section 5.2.           Each Lender represents and warrants to all of the other Parties hereto that, as of the Effective Date and as of the Closing Date, all of the Lenders listed on Schedule 2.2 hereof are the Lenders under the Loan Documents, have executed and delivered a copy of this Agreement and that each Lender is the sole legal and beneficial owner of the pro rata share of the Loans set forth on Schedule 2.2 hereto.1

1 The Company agrees that it shall not object to any motion made by the Agent and/or the Lenders in the Texas Action to add as plaintiffs Capital Royalty Partners II (Cayman) L.P, Capital Royalty Partners II – Parallel Fund “B” (Cayman) L.P. and CRG Servicing LLC to reflect the current holders of the Loans and the current Agent.

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EXECUTION COPY	Exhibit 10.1

Section 5.3.           Each Party hereto acknowledges that the representations and warranties made by each other Party in Sections 5.1 and 5.2 of this Agreement are the exclusive representations and warranties made by such Party with respect to this Agreement, and no Party is relying on any representations or warranties other than those contained in Sections 5.1 and 5.2 of this Agreement.

Section 6.           Effectiveness. This Agreement shall become effective (the “Effective Date”) upon execution hereof, as to Sections 1.1, 5, 6, and 7.3, and shall become effective as to all other Sections hereof on and as of the Closing Date.

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EXECUTION COPY	Exhibit 10.1

Section 7.           Miscellaneous.

Section 7.1.           Notices. Except as expressly provided in this Agreement, all notices, consents, waivers, requests, or other instruments or communications given pursuant to this Agreement shall be in writing, shall be signed by the Party giving the same, and shall be delivered by hand; sent by registered or certified United States mail, return receipt requested, postage prepaid; sent by a recognized overnight delivery service; or sent by facsimile at the following addresses:

If to the Company:	Navidea Biopharmaceuticals, Inc.
Macrophage Therapeutics, Inc.
5600 Blazer Parkway, Suite 200
Dublin, OH 43017-1367
Attn: Dr. Michael Goldberg
Email: mgoldberg@navidea.com

with a copy to:	Barnes & Thornburg LLP
41 South High St., Suite 3300
Columbus, OH 43215-4219
Attn: Robert C. Folland, Esq.
Email: rob.folland@btlaw.com

and to:	Dentons US LLP
1221 McKinney Street, Suite 1900
Houston, Texas 77010-2006
Attn: Glnn A. Ballard, Jr., Esq.
Email: Glenn.ballard@dentons.com

If to Lenders:	CRG Servicing LLC, as Successor Control Agent,
Administrative Agent and Secured Parties’ Representative
1000 Main Street, Suite 2500
Houston, Texas 77002
Attn: Andrei Dorenbaum
Email: adorenbaum@crglp.com

with a copy to:	Venable LLP
1270 Avenue of the Americas
New York, New York 10020
Attn: Jeffrey S. Sabin, Esq.
Email: JSSabin@Venable.com

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EXECUTION COPY	Exhibit 10.1

and to:	Lackey Hershman LLP
3102 Oaklawn Avenue
Dallas, Texas 75219
	Attn:	Michael Aigen, Esq.
Paul Lackey, Esq.
	Email:	mpa@lhlaw.net
pbl@lhlaw.net

If to Cardinal Health	c/o Cardinal Health, Inc.
7000 Cardinal Place
Dublin, OH 43017
	Attn:	Vice President, Associate General Counsel,
Mergers & Acquisitions
	Attn:	Senior Vice President, Deputy General Counsel,
Corporate: Legal and Compliance
	Facsimile:	(614) 757-6448

or such other address as may be designated in writing hereafter by such Party.

Section 7.2.           Further Assurances. Each Party agrees to make, execute and deliver all such additional and further acts, things, deeds and instruments as the other Party may reasonably request to document and consummate the terms of this Agreement.

Section 7.3.           Governing Law; Waiver of Jury Trial. Except for any disputes solely between Cardinal Health and the Company (which are governed by a certain Side Letter Agreement between Cardinal Health and the Company), this Agreement and all matters arising hereunder or with respect hereto shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of laws thereof. From and after the Effective Date, each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (and any and all Exhibits hereto) shall be commenced exclusively in the Texas Court (and appealed only to a court with jurisdiction over the Texas Court’s decisions) and each Party submits to the exclusive jurisdiction of the Texas Court (or any appeals court with jurisdiction over the Texas Court’s decisions) for the adjudication of any dispute thereunder or in connection therewith and hereby waives any claim that it is not personally subject to the jurisdiction of any such court. Each Party hereby waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

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EXECUTION COPY	Exhibit 10.1

Section 7.4           Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto. Any attempted assignment in violation of the preceding sentence shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement shall be for the sole benefit of the Parties and their respective permitted successors and assigns, and this Agreement is not intended, nor shall it be construed, to give any other individual or entity any legal or equitable right, remedy or claim hereunder.

Section 7.5           Headings. The sections headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 7.6.           Entire Agreement. This Agreement and the exhibits attached hereto constitutes the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among the Parties with respect to such matters. The Recitals set forth in the beginning of this Agreement are incorporated herein.

Section 7.7.           Amendments; Waiver. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by all of the Parties, or, in the case of a waiver, by the Party who is the beneficiary of the provision being waived. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of a subsequent default or a waiver of any other provision, condition or requirement thereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 7.8.           Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant, is invalid or unenforceable, such covenant shall be enforced to the full extent permitted by such court, and all other covenants shall no thereby be affected and shall be given full effect, without regard to the invalid portions.

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EXECUTION COPY	Exhibit 10.1

Section 7.9.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Agreement may be transmitted by facsimile or electronically, and it is the intent of the Parties that the facsimile copy or PDF copy of any signature printed by a receiving facsimile machine or computer printer shall be deemed an original signature and shall have the same force and effect as an original signature.

[SIGNATURE PAGE FOLLOWS]

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EXECUTION COPY	Exhibit 10.1

THE AGENT

CRG SERVICING LLC

By:	/s/ Andrei Dorenbaum
	Name:	Andrei Dorenbaum
	Title:	General Counsel

THE LENDERS

CAPITAL ROYALTY PARTNERS II L.P.

By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner

By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By	/s/ Andrei Dorenbaum
Name:
Title:

CAPITAL ROYALTY PARTNERS II (Cayman) L.P.,

By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner

By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By	/s/ Andrei Dorenbaum
Name:
Title:

CAPITAL ROYALTY PARTNERS II – PARALLEL FUND “A”, L.P.

By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner

By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By	/s/ Andrei Dorenbaum
Name:
Title:

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EXECUTION COPY	Exhibit 10.1

CAPITAL ROYALTY PARTNERS II – PARALLEL FUND “B” (CAYMAN), L.P.

By CAPITAL ROYALTY PARTNERS II GP L.P., its General Partner

By CAPITAL ROYALTY PARTNERS II GP LLC, its General Partner

By	/s/ Andrei Dorenbaum
Name:
Title:

PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II L.P.,

By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP L.P., its General Partner

By PARALLEL INVESTMENT OPPORTUNITIES PARTNERS II GP LLC, its General Partner

By	/s/ Andrei Dorenbaum
Name:
Title:

THE COMPANY

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Jed Latkin
Name: Jed Latkin
Title: Interim CFO/COO

MACROPHAGE THERAPEUTICS, INC.

By:	/s/ Jed Latkin
Name: Jed Latkin
Title: Interim CFO/COO

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EXECUTION COPY	Exhibit 10.1

CARDINAL HEALTH 414, LLC

By:	/s/ Tiffany Olson
Name: Tiffany Olson
Title: President – Nuclear Pharmacy Services

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